Exhibit 5.18

Mourant Ozannes (Jersey) LLP
22 Grenville Street St Helier Jersey JE4 8PX Channel Islands

T +44 1534 676 000 F +44 1534 676 333

Valaris Limited

Clarendon House

2 Church Street

Hamilton

HM 11

Bermuda

(the Addressee)

March 7, 2022

Our ref:      8048662/82860701/5

Dear Sirs and Mesdames

Ensco Jersey Finance Limited (the Company)

1.	Legal opinion

1.1	We have acted as legal advisers to the Company as to matters of Jersey law in connection with the Documents (as defined in paragraph 2.1 below). This is our legal opinion relating to the Company and the Documents.

1.2	Terms defined in Schedule 2 bear that meaning throughout this opinion and its schedules. References in this opinion to a Schedule are references to a schedule of this opinion.

2.	Documents and searches

To give this opinion we have done the following:

2.1	We have examined a copy of each of the documents listed in Part A of Schedule 1 (together, the Documents and Document means any of them) and the other documents listed in Part B of Schedule 1.

2.2	We have made the following searches (together, the Searches):

(a)	a search made on March 4, 2022 of the public record of the Company maintained by the Registrar (the Company Search);

(b)	an enquiry made on March 3, 2022 of the office of the Viscount (the executive officer of the Jersey courts) in relation to the Company (the Bankruptcy Search); and

(c)	an enquiry, to which we received a reply on March 3, 2022, made at the office of the Judicial Greffier (the clerk to the Jersey courts) in relation to the Company (the Winding Up Search).

Mourant Ozannes (Jersey) LLP is registered as a limited liability partnership in Jersey with registered number LLP112

On 1 February 2021 the business previously conducted by the Jersey partnership of Mourant Ozannes (the ‘Previous Firm’) was transferred to Mourant Ozannes (Jersey) LLP a limited liability partnership registered by the partners of the Previous Firm pursuant to the Limited Liability Partnerships (Jersey) Law 2017. The LLP is responsible for performing all contracts of the Previous Firm (including client engagements), discharging the creditors of the Previous Firm and meeting liabilities of the Previous Firm

BVI | CAYMAN ISLANDS | GUERNSEY | HONG KONG | JERSEY | LONDON	mourant.com

3.	Assumptions

To give this opinion we have made the following assumptions (which we have not verified):

3.1	Each document examined by us:

(a)	whether it is an original or a copy, is (along with any date, signature, electronic signature, initial, stamp or seal on it) genuine and complete, up-to-date and (where applicable) in full force and effect; and

(b)	was (where it was executed after we reviewed it) executed in materially the same form as the last draft of that document examined by us.

3.2	The duly appointed directors of the Company are Jonathan Paul Cross and John Alexander Campbell Winton and the duly appointed secretary is Mourant Governance Services (Jersey) Limited. Michael Terence McGuinty was a duly appointed director of the Company on April 30, 2021.

3.3	Each director of the Company (and any alternate) has disclosed to the Company any interests that, directly or indirectly, conflict or may conflict to a material extent with the interests of the Company or any of its subsidiaries with regard to the transactions and other matters recorded in the Written Resolutions and such disclosures are recorded in the Written Resolutions or previous board minutes of the Company.

3.4	The Director Resolutions were duly passed, are in full force and effect, have not been amended, revoked or superseded, are an accurate record of the proceedings described in them and any meeting at which such resolutions were passed was duly convened and quorate throughout.

3.5	No agreements or arrangements exist which restrict the powers and authority of the directors of the Company in any way and no resolution has been passed by the directors, any committee of directors or the shareholders of the Company to limit the powers of the directors to authorise: (a) the carrying on of business by the Company in any manner; or (b) the affixing of the company seal (if any) by the Company to any document.

3.6	The Constitutional Documents are in full force and effect and have not been amended or superseded and neither the Company nor its shareholders are party to any shareholders agreement.

3.7	Each Document has been signed on behalf of the Company by the person(s) authorised by the Company pursuant to the Director Resolutions to sign it and it has been dated and unconditionally delivered on behalf of the Company.

3.8	Each Document has been signed on behalf of the Company by the use of an electronic signature:

(a)	which signature was affixed by an authorised signatory of the Company with an intent to authenticate that Document; and

(b)	the Company's acceptance of that Document was communicated by means of an e-signature platform (i.e. DocuSign) to the Company's lawyers, Kirkland & Ellis LLP, and by them by email to Mourant Ozannes (Jersey) LLP, and Kirkland & Ellis LLP were authorised by the Company to date that Document or to approve that that Document be dated on behalf of the Company.

3.9	Each party to each Document (other than, as a matter of Jersey law, the Company) has:

(a)	the capacity and power;

(b)	taken all necessary action; and

(c)

obtained or made all necessary agreements, approvals, authorisations, consents, filings, licences, registrations and qualifications (whether as a matter of any law or regulation applicable to it or as a matter of any agreement binding on it), to execute, and perform its obligations under, that Document and that Document has been executed by each such party.

3.10	The obligations assumed by each party to each Document are legal, valid, binding and enforceable in accordance with their terms as a matter of all applicable laws other than Jersey law.

3.11	In causing the Company to enter into each Document, each of the directors of the Company was acting in good faith with a view to the best interests of the Company and was exercising the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

3.12	The Company is able to pay its debts as they fall due and will not become unable to do so as a result of executing, or performing its obligations under, the Documents and no steps have been taken or applications made by any creditor of, and no steps have been taken or resolutions passed by, the Company to wind up the Company.

3.13	The Company, in entering into any Document, is acting as principal on its own behalf and not as an agent or trustee or in any other capacity.

3.14	The Company is not, and is not owned or controlled directly or indirectly by, a state of sovereign entity.

3.15	There are no:

(a)	arrangements, agreements or instruments to which the Company is party (other than its memorandum and articles of association);

(b)	regulatory consents issued to the Company; or

(c)	resolutions passed by the Company,

the terms of which could affect, conflict with, or be breached by, the terms of any Document.

3.16	The choice of the governing law of each Document has been made in good faith.

3.17	Any security purported to be created by the Documents in any collateral is perfected and creates the security it purports to create over such collateral.

3.18	All filings required to be made in relation to the Company with the Registrar have been made and the information disclosed by the Company Search was at the time of such search (and remains) accurate and complete and there was nothing filed that did not appear on the records of the Company when searched.

3.19	The Good Standing Certificate remains accurate and complete in all respects.

3.20	The information disclosed by the Bankruptcy Search and the Winding Up Search was at the time of the searches (and remains) accurate and complete.

4.	Opinion

Subject to the assumptions, qualifications and limitations set out in this opinion, and to matters not disclosed to us, we are of the following opinion:

4.1	Status: the Company is incorporated under the Companies (Jersey) Law 1991 and is validly existing and in good standing under Jersey law. For these purposes, good standing means only that there are no outstanding annual returns or accounts to be filed by the Company and that the Registrar has not initiated any action to strike the Company's name off the register of Jersey companies.

4.2	Capacity and power: the Company has the capacity and power to enter into and perform its obligations under each Document and has taken the necessary corporate action to authorise the due execution and performance of its obligations under each such Document.

4.3	No conflict: the execution by the Company of, and the performance of its obligations under, each Document does not contravene its memorandum and articles of association or any law or regulation of general application in Jersey.

4.4	Legal validity: the obligations assumed by the Company in each Document constitute legal, valid, binding and enforceable obligations of the Company.

4.5	Company Search: the Company Search disclosed no evidence of any shareholder resolution or court order for the winding up or dissolution of the Company or the appointment of any liquidator, receiver or other similar official in respect of the Company or any of its assets.

4.6	Bankruptcy Search: the Bankruptcy Search disclosed no evidence that a declaration has been made that the property of the Company is en désastre.

4.7	Winding Up Search: the Winding Up Search disclosed no evidence that a creditor has made an application to wind up the Company in Jersey.

5.	Qualifications

Our opinion is subject to the following qualifications:

5.1	This opinion is subject to all laws and legal procedures of general application affecting or relating to the rights of creditors or secured creditors (including, without limitation, those relating to proceeds of crime and terrorism, sanctions, civil and criminal asset forfeiture, bank recovery and resolution, bankruptcy, dissolution, insolvency, re-organisation, winding up, liquidation, moratorium and court schemes).

5.2	The term enforceable, when used in our opinion at paragraph 4.4 (Legal validity) above, means that the obligations are of a type which the Jersey courts will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances or in accordance with their terms or that any particular remedy will be available. In particular, but without limitation:

(a)	enforcement may be limited by general principles of equity (for example, equitable remedies such as specific performance and injunction are discretionary and may not be available where damages are considered to be an adequate remedy);

(b)	enforcement of obligations may be invalidated by reason of duress, fraud, misrepresentation, mistake or undue influence;

(c)	contractual obligations that are regarded as penalties (for example, default interest provisions) may not be enforceable or may be liable to be reduced if found to exceed the maximum damages which the claimant could have suffered as a result of a breach of contract;

(d)	the Jersey courts will not enforce the terms of an agreement if:

(i)	they are, or their performance would be, illegal or contrary to public policy in Jersey or in any other jurisdiction; or

(ii)	they would conflict with or breach applicable sanctions or exchange control regulations;

(e)	the Jersey courts may not enforce the terms of an agreement:

(i)	if it has been signed by a party or a duly authorised signatory of a party by affixing the party's or authorised signatory's electronic signature and such electronic signature was (in the case of a party that is a body corporate or separate legal entity) affixed by an agent of the authorised signatory of that party on behalf of that authorised signatory (or, if the authorised signatory was itself a body corporate or separate legal entity, affixed by an agent of a duly authorised signatory of that body corporate or separate legal entity on behalf of that authorised signatory);

(ii)	for the payment or reimbursement of, or indemnity against, the costs of enforcement (actual or contemplated) or of litigation brought before Jersey or foreign courts or where such courts have themselves made an order for costs;

(iii)	that constitute an agreement to negotiate or an agreement to agree;

(iv)	that would involve the enforcement of any foreign revenue, penal or other public laws (or an indemnity in respect thereof);

(v)	that purport to exclude the jurisdiction of the Jersey courts;

(vi)	that relate to confidentiality (which may be overridden by the requirements of legal process);

(vii)	that provide that any of the terms of that agreement can only be amended or waived in writing (and not orally or by course of conduct); or

(viii)	that permit the severance of illegal, invalid or unenforceable terms;

(f)	a judgment of a Jersey or foreign court given in respect of contractual obligations may be held to supersede them (so they may not survive such judgment even if expressed to do so);

(g)	the Jersey courts may refuse to allow unjust enrichment or to give effect to any provisions of an agreement that they consider usurious;

(h)	provisions in an agreement or in articles of association that purport to fetter any statutory power in relation to a Jersey company may not be enforceable;

(i)	claims may become time barred or may be subject to rights and defences of abatement, acquiescence, counter-claim, estoppel, frustration, laches, set-off, waiver and similar defences;

(j)	the effectiveness of terms that seek to exclude or limit a liability or duty otherwise owed, or to indemnify a person in respect of a loss caused by the act or omission of that person, may be limited by law;

(k)	(save for an indemnity given to a former trustee which may be enforced by a person in respect of whom it is provided) only a party to an agreement governed by Jersey law may enforce its terms; and

(l)	where any party to an agreement is party to it in more than one capacity that party may not be able to enforce obligations purportedly owed by it to itself.

5.3	Where a director fails, in accordance with the Companies (Jersey) Law 1991, to disclose an interest in a transaction entered into by a Jersey company or its subsidiary which conflicts, or may conflict to a material extent, with the interests of the company, the transaction is voidable.

5.4	The enforceability of a person's obligations may be limited to the extent that such person successfully pleads either:

(a)	the droit de discussion (whereby a guarantor may require the beneficiary of the guarantee to exhaust the assets of the principal debtor before making a claim against the guarantor); or

(b)	the droit de division (whereby a co-obligor may require the person owed a joint obligation to make simultaneous claims in appropriate proportions upon all the co-obligors, thereby limiting its own liability), unless the person has expressly waived such rights.

5.5	The Jersey courts may:

(a)	hold that despite any term of an agreement to the contrary:

(i)	any certificate, calculation, determination or designation of any party to the agreement is not conclusive, final and/or binding;

(ii)	any person exercising any discretion, judgment or opinion under the agreement must act in good faith and in a reasonable manner; and

(iii)	any power conferred by the agreement on one party to require another party to execute such documents or do such things as the first party requires must be exercised reasonably; and

(b)	imply terms (for example, good faith between parties in relation to the performance of obligations) into an agreement governed by Jersey law.

5.6	Pursuant to the Powers of Attorney (Jersey) Law 1995:

(a)	subject to paragraph (b) below, a power of attorney is revoked by the death, incapacity or bankruptcy of a donor that is an individual or the bankruptcy or dissolution of a donor that is a body corporate;

(b)	where a power of attorney is expressed to be irrevocable (for any period) and is given:

(i)	for the purpose of facilitating the exercise of powers of a secured party under the Security Interests (Jersey) Law 2012 (the Security Law) or of powers given pursuant to a security agreement (as defined in the Security Law); or

(ii)	pursuant to, or in connection with, or for the purpose of, or ancillary to, security governed by a law other than Jersey law,

it is not revoked by the death, incapacity, bankruptcy or dissolution of the donor; and

(c)	subject to paragraphs (a) and (b) above, a power of attorney may be expressed to be irrevocable for any period not exceeding one year from the date on which it is granted or the date on which it comes into effect, whichever is the later.

For the purposes of this paragraph, power of attorney may include the appointment of an agent or other grant of authority.

5.7	Where a foreign law is expressly selected to govern an agreement:

(a)	matters of procedure upon enforcement of the agreement and assessment or quantification of damages will be determined by the Jersey courts in accordance with Jersey law;

(b)	the proprietary effects of the agreement may be determined by the Jersey courts in accordance with the domestic law of the place where the relevant property is situate;

(c)	the mode of performance of the agreement may be determined by the Jersey courts in accordance with the law of the place of performance; and

(d)	that law may not be applied by the Jersey courts to non-contractual obligations arising out of the agreement (even if expressly selected to do so).

5.8	The Jersey courts may:

(a)	stay or set aside proceedings where:

(i)	there is a more appropriate forum than Jersey where the action should be heard;

(ii)	earlier or concurrent proceedings have been commenced outside Jersey; or

(iii)	there has already been a final and conclusive judgment given on the merits by a foreign court of competent jurisdiction (according to Jersey conflict of laws rules); and

(b)	grant injunctions restraining the commencement or continuance of proceedings outside Jersey.

5.9	Despite any contractual rights of set-off in an agreement, if a party is subject to a creditors' winding-up or its property is declared en désastre and there have been mutual credits, debts or other dealings between that party and another, an account shall be taken, as at the date of commencement of the creditors' winding-up or the declaration en désastre, of what is due from one to the other in respect of such mutual credits, debts or other dealings, and the sum due from one shall be set-off against any sum due from the other, and the balance, and no more, shall be claimed or paid by either party.

5.10	The Company Search is not conclusively capable of revealing whether or not a shareholder resolution has been passed (or an order made) for:

(a)	the winding up or dissolution of the Company; or

(b)	the appointment of a liquidator, receiver or other similar official in respect of the Company or any of its assets,

as notice of these matters is either not required to be filed at all (in the case of appointments of receivers or other similar officials) or it is required to be filed, but not immediately and notice may not be filed within the time periods prescribed by law or entered on the public record of the relevant Company immediately. In addition, the Company Search is not capable of revealing whether or not an application by a creditor to wind up the Company has been made.

5.11	The Bankruptcy Search relates only to the making of a declaration that the property of the Company is en désastre. There is no formal procedure for determining whether the Company has otherwise become bankrupt (as defined in the Interpretation (Jersey) Law 1954).

5.12	The Winding Up Search:

(a)	is given only to the best of the knowledge and belief of the officer providing it; and

(b)	is not conclusively capable of revealing whether or not an application has been made by a creditor to wind up the Company (as details of the application may not have been entered on the records of the Judicial Greffier immediately).

6.	Limitations

6.1	This opinion is limited to the matters expressly stated in it and it is given solely in connection with the Company's entry into the Documents.

6.2	We have examined only the documents listed in Part A and Part B of Schedule 1 and have undertaken only the Searches for the purposes of issuing this opinion. We have not examined any term or document incorporated by reference, or otherwise referred to, whether in whole or part, in any Document and we offer no opinion on any such term or document.

6.3	We offer no opinion:

(a)	on whether the commercial terms of any Document reflect or achieve the intentions of the parties (unless otherwise expressly stated in this opinion);

(b)	on any factual statement, representation or warranty made or given in any Document (unless otherwise expressly stated in this opinion);

(c)	on whether the Company will perform its obligations under any Document;

(d)	as to the title or interest of the Company to or in, or the existence or value of, any property or collateral the subject of any Document; and

(e)	on any security purported to be created under foreign law over Jersey situate property.

6.4	We have made no investigation of, and express no opinion with respect to, the laws of any jurisdiction other than Jersey or the effect of any Document under such laws.

6.5	We assume no obligation to update the Addressee or any other person in relation to changes of fact or law that may have a bearing on the continuing accuracy of this opinion.

7.	Governing law

This opinion, and any non-contractual obligations arising out of it, shall be governed by, and construed in accordance with:

(a)	Jersey law; and

(b)	extra-statutory guidance issued by any governmental, regulatory or tax authority in Jersey,

in force, and as amended, on the date of this opinion.

8.	Reliance

8.1	This opinion is only addressed to, and for the benefit of, the Addressee and, subject to paragraphs 8.2 and 8.3 below, it may not, without our prior written consent, be disclosed to, used or relied upon by, any other person or be relied upon, referred to or made public, for any other purpose whatever.

8.2	We consent to this opinion being disclosed to:

(a)	the legal advisers of the Addressee (acting in that capacity); and

(b)	any person to whom disclosure is required to be made by applicable law or court order or pursuant to the rules or regulations of any regulatory authority or in connection with any judicial proceedings, on the basis that: (i) such disclosure is made solely to enable any such person to be informed that an opinion has been given and to be made aware of its terms but not for the purposes of reliance; (ii) we do not assume any duty or liability to any person to whom such disclosure is made; and (iii) in preparing this opinion we only had regard to the interests of our client(s).

8.3	We hereby consent to the reference to Mourant Ozannes (Jersey) LLP under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act. We are aware that Conyers Dill & Pearman and Gibson, Dunn & Crutcher LLP will rely on this opinion for the purposes of filing the Registration Statement.

Yours faithfully

/s/ Mourant Ozannes (Jersey) LLP

Mourant Ozannes (Jersey) LLP

Schedule 1

Part A - Documents

1.	The Collateral Agency Agreement;

2.	the Indenture; and

3.	the Security Agreement.

Part B - Other documents examined

4.	The Constitutional Documents;

5.	the Good Standing Certificate;

6.	the Registration Statement; and

7.	the Written Resolutions.

Schedule 2

Definitions

1.	Collateral Agency Agreement means a New York law governed collateral agency agreement dated April 30, 2021 between, amongst others, Valaris Limited (as the company and a grantor), each of the other grantors from time to time party thereto (including the Company) and Wilmington Savings Fund Society, FSB (as security trustee);

2.	Constitutional Documents means the certificates of incorporation and the memorandum and articles of association of the Company and all resolutions or agreements or acts of court to which the provisions of articles 100 or 125 of the Companies (Jersey) Law 1991 apply;

3.	Director Resolutions means the resolutions of the directors of Company passed on April 30, 2021 and June 11, 2021;

4.	Good Standing Certificate means the certificate issued by the Registrar (or his deputy or assistant) on March 3, 2022 in relation to the Company;

5.	Indenture means the New York law governed indenture deed dated April 30, 2021 between, amongst others, Valaris Limited (as grantor), the Company (as guarantor) and Wilmington Savings Fund Society, FSB (as trustee);

6.	Notes means the senior secured first lien notes due 2028 issued pursuant to the Indenture;

7.	Registrar means the Jersey Registrar of Companies;

8.	Registration Statement means a registration statement on Form S-3 dated March 7, 2022 relating to, among other things, the registration of the Notes under the Securities Act;

9.	Securities Act means the US Securities Act of 1933;

10.	Security Agreement means a New York law governed security agreement dated April 30, 2021 and made between, amongst others, Valaris Limited (as grantor), each other grantor from time to time party thereto (including the Company) and Wilmington Savings Fund Society, FSB (as first lien collateral agent);

11.	Written Resolutions means the written resolutions recording, among other things, the Director Resolutions; and

12.	a reference to:

(a)	electronic signature has the meaning given to it in Article 1 of the Electronic Communications (Jersey) Law 2000 (but, for the avoidance of doubt, a scanned copy of a wet-ink signature is not an electronic signature);

(b)	executed and its other grammatical forms mean (unless the context requires otherwise) that a document has been signed, dated and unconditionally delivered;

(c)	Jersey regulatory consents is a reference to any approvals, authorisations, consents, licences, permits or registrations of any administrative, governmental, judicial or other regulatory agency or authority in Jersey; and

(d)	signed means that a document has been duly signed or sealed (and signature is to be construed accordingly).